Table of Contents
AuguStarSM Variable Insurance Products Fund, Inc.
Section 906 Certifications
Thomas G. Mooney and R. Todd Brockman, respectively, the Principal Executive Officer and Principal Financial Officer of AuguStarSM Variable Insurance Products Fund, Inc. (the “Registrant”), each certify to the best of his knowledge and belief that:
1.	The Registrant’s report on Form N-CSR for December 31, 2023 fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended; and
2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

March 6, 2024	March 6, 2024
Date	Date
/s/ Thomas G. Mooney	/s/ R. Todd Brockman
Thomas G. Mooney	R. Todd Brockman
Interim President (Principal Executive Officer)	Treasurer (Principal Financial Officer)